[Graphic Omitted]                             Hennessy Advisors, Inc.
                                              750 Grant Avenue
                                              Suite 100
                                              Novato, CA 94945

                                              News Release
March 15, 2005

Contact Name: Terry Nilsen                  FOR IMMEDIATE RELEASE
Contact Phone: 415-899-1555
Contact Fax: 415-899-1559

                     HENNESSY FUNDS TO ACQUIRE HENLOPEN FUND


Novato, CA - March 15, 2005 - Hennessy Advisors, Inc. (OTCBB:HNNA) based in Novato, California, announced today that it has signed a definitive agreement with Landis Associates LLC and Michael L. Hershey for Hennessy Advisors to purchase assets related to the management contract for the Henlopen Fund (HENLX). The Henlopen Fund is a Growth Fund with approximately $340 million of assets under management. The cash purchase price being paid by Hennessy is 2.25% of the assets under management on the date that the transaction closes and will be paid at closing. Landis Associates LLC and Michael L. Hershey are located in Kennett Square, Pennsylvania. The announcement was made jointly today by Neil Hennessy, President of Hennessy Advisors, and Michael L. Hershey, President of Landis Associates.

As a part of the transaction, Hennessy Advisors will become the successor manager of the Henlopen Fund utilizing the Hennessy Cornerstone Growth Strategy. The transaction will be tax-free for Henlopen fund shareholders.

According to Mike Hershey, "In the current regulatory environment, it has become increasingly difficult to cost-effectively manage a stand-alone mutual fund. Accordingly, we believe that the shareholders of the Henlopen Fund will be best served through this affiliation with the Hennessy family of funds. We selected Hennessy because of their history of solid performance, comparable investment style, and their reputation for quality service to shareholders. The Hennessy Cornerstone Growth Fund is on a very short list of funds in our category that have matched or exceeded our past performance." Mike Hershey added, "Our shareholders will also benefit immediately by gaining ready access to Hennessy's well respected family of funds and through a lower expense ratio. I feel comfortable and confident that Henlopen shareholders will be well served now and in the future."

Henlopen shareholders can visit Hennessy's web site at www.hennessyadvisors.com or www.hennessyfunds.com, to obtain detailed information on Hennessy Advisors and their mutual funds.

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Neil Hennessy said, "We are very pleased to have been selected by Landis
Associates and look forward to welcoming the shareholders of the Henlopen Fund. We share those values upon which the Henlopen Fund was based - an unending commitment to the creation of value for our fundholders through a combination of investment performance, low expenses and quality service - and we are very proud of our track record in all of these areas."

Among other terms and conditions, the completion of the transaction is subject to regulatory approvals and the approval of the Henlopen Fund shareholders and Trustees who will be asked to approve the assignment of the advisory contract. Hennessy and Landis expect to send proxy information to Henlopen shareholders within the next few weeks. Based on the current net asset value of the Henlopen Fund, total assets managed by Hennessy Advisors, Inc. will exceed $1.75 billion on a pro forma basis.

As in the past, current Henlopen shareholders can continue to call 866-880-0032 for information on their account. Henlopen shareholders can visit Landis Associates' website at www.landisassociates.com or Hennessy's web site to obtain a copy of this press release.

Hennessy Advisors, Inc. is the advisor to five no-load mutual funds, satisfying a variety of investment horizons and risk tolerance levels for equity investors. Each of the Hennessy Funds employs money management approach combining time-tested stock selection formulas with unwavering discipline and consistency. Hennessy Advisors, Inc. serves clients with integrity, honesty and candor.

Forward-Looking Statements
--------------------------

Statements in this press release regarding Hennessy Advisors, Inc.'s business that are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the company's annual report on Form 10-KSB for the fiscal year ended September 30, 2004, filed with the U.S. Securities and Exchange Commission, including, without limitation, the "Risk Factors" section of Management's Discussion and Analysis and Results of Operations. The following factors could affect the actual results of the company:

        * The Henlopen acquisition is subject to numerous conditions, including financing, and closing therefore is not assured.
        * Henlopen shareholders may increase redemptions as a result of the change in investment advisors.
        * Volatility in the equity markets may cause the levels of assets under management to fluctuate significantly.
        * Weak market conditions may lower assets under management and reduce Hennessy's revenues and income.



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Supplemental Information
------------------------

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.






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